EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT

Larry Adeleye AVP/Director, Treasury and Finance 614.917.5108 F 614.887.1074 Larry.Adeleye@StateAuto.com	Kyle Anderson AVP/Director of Corporate Communication 614.917.5497 M 614.477.5301 Kyle.Anderson@StateAuto.com

State Auto Financial Reports Estimate of Third Quarter Storm Activity

Impact and Reserve Increases on Program Business

COLUMBUS, Ohio (October 8, 2012) – State Auto Financial Corporation (Nasdaq:STFC) today announced its preliminary estimate of the impact of catastrophe losses on its third quarter results. The company estimates third quarter 2012 results will include between $6.5 million and $7.5 million in pre-tax net catastrophe losses. During the quarter ended Sept. 30, 2012, six catastrophe events in the United States were identified by Property Claim Services (PCS).

STFC also announced that loss and loss expense reserves for prior periods will be increased between $19.0 million and $21.0 million on program business written by Risk Evaluation & Design LLC (RED), a wholly owned subsidiary of State Automobile Mutual Insurance Company. The reserve increases relate primarily to a large commercial auto trucking program that, as previously disclosed, was cancelled as of April 1, 2012.

STFC President and CEO Bob Restrepo commented as follows:

“We’re pleased that third quarter results will reflect significantly lower levels of property catastrophe losses compared both to last year and our average five-year, third quarter catastrophe loss ratio of 10.6%. At the same time, we’re very disappointed in the performance of the program business underwritten by RED. We began writing business with this unit in 2010 and acted as quickly as possible to address deteriorating results. In the past three months, claim development exceeded expectations requiring us to put aside reserves to address prior accident years and increase our loss estimates for 2012. Nearly all the business underwritten by

RED has been terminated, the management team has been replaced, and the unit has been restructured and integrated into our profitable Rockhill organization.

“We expect substantially all the business written by RED over the past three years will be off our books by the end of 2013. I have confidence in Rockhill’s ability to succeed in the specialty insurance marketplace and in our efforts to further diversify our book of business and generate profitable returns to our shareholders.”

STFC expects to release its third quarter 2012 results on Tuesday, Nov. 6, 2012, before the open of regular trading on the Nasdaq Stock Market, and discuss its second quarter results in a conference call at 10:00 a.m. ET. The call is being webcast by Thomson Reuters and can be accessed at http://www.StateAuto.com/STFC. The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com/.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.